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Exhibit 23(j)

                    CONSENT OF ERNST & YOUNG LLP, INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" in the Security Capital Preservation Fund's Class A, Class B and Class C Prospectus and "Independent Registered Public Accounting Firm" in the Security Income Fund - Capital Preservation Series Class A, Class B and Class C Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 79 to the Registration Statement (Form N-1A, No. 2-38414) of our reports dated November 19, 2004, on the financial statements and financial highlights of Security Capital Preservation Fund and Preservation Plus Income Portfolio, included in the Security Capital Preservation Fund Annual Report dated September 30, 2004.

                                                               ERNST & YOUNG LLP

Boston Massachusetts
January 26, 2005